                                                                      EXHIBIT 11

                             BOYKIN LODGING COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      AND FOR THE PERIOD NOVEMBER 4, 1996
                 (INCEPTION OF OPERATIONS) TO DECEMBER 31, 1996

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    PERIOD ENDED
                                                                                  NOVEMBER 4, 1996
                                                             YEAR ENDED       (INCEPTION OF OPERATIONS)
                BASIC EARNINGS PER SHARE                  DECEMBER 31, 1997     TO DECEMBER 31, 1996
                ------------------------                  -----------------   -------------------------
  Income:
     Income before extraordinary item...................       $15,224                 $   801
     Extraordinary loss, net of minority interest.......          (882)                 (4,908)
                                                               -------                 -------
     Net Income (loss)..................................       $14,342                 $(4,107)
                                                               -------                 -------
     Weighted average shares outstanding................         9,523                   8,981
  Per share amounts:
     Income before extraordinary item...................       $  1.60                 $  0.09
     Extraordinary loss, net of minority interest.......          (.09)                  (0.55)
                                                               -------                 -------
     Net loss...........................................       $  1.51                 $ (0.46)
                                                               -------                 -------
  Dilutive Earnings per Share
     Weighted average shares outstanding................         9,523                   8,981
     Dilutive stock options--Note 1.....................            72                      55
                                                               -------                 -------
     Totals.............................................         9,595                   9,036
                                                               -------                 -------
     Per share amounts Income before extraordinary
       item.............................................       $  1.59                 $  0.09
     Extraordinary loss, net of minority interest.......          (.10)                  (0.54)
                                                               -------                 -------
     Net loss...........................................       $  1.49                 $ (0.45)
                                                               =======                 =======

Note 1 -- Dilutive stock options are calculated based on the treasury stock method using the average market price per share during the period.